Exhibit 10.1

ZAI LAB (US) LLC

May 7, 2021

RE:   Amendment to the Amended and Restated Employment Agreement

Dear Tao,

This letter agreement (the “Letter Amendment”) confirms the terms of your continued employment with Zai Lab (US) LLC, a Delaware limited liability company (the “Company”) and amends the Amended and Restated Employment Agreement between you and the Company, dated as of January 25, 2019 (the “Amended Employment Agreement”). This Letter Amendment shall be effective as of May 7, 2021 (the “Effective Date”). All capitalized terms used in this Letter Amendment shall have the meaning ascribed to them by the Amended Employment Agreement unless otherwise expressly provided herein.

You and the Company hereby agree as follows:

1.

As of the Effective Date, Section 1.1 of the Amended Employment Agreement will be amended as follows: “President and Chief Operating Officer of the Company and President and Chief Operating Officer of the Parent Company” shall be deleted in its entirety and replaced with “Chief Strategy Officer”.

2.

As of the Effective Date and without any further action required therefor, you will be deemed to have resigned from any and all positions and offices (including any position on the Board) that you hold with the Company or any of its Affiliates, except with respect to your position of Chief Strategy Officer (collectively, the “Resignations”). The Company, on its own behalf and on behalf of its Affiliates, hereby accepts the Resignations as of the Effective Date, and you agree to sign and return any documents relating to the Resignations as the Company or any of its Affiliates may reasonably require.

3.

You acknowledge and agree that the changes contemplated by this Letter Amendment shall not constitute “Good Reason” as defined in Section 4.7 of the Amended Employment Agreement and will not entitle you to any severance benefits or other rights under the Amended Employment Agreement or any other agreement between you and the Company or any of its Affiliates, to which you might otherwise be entitled in connection with this Letter Amendment. You expressly waive any entitlement to severance benefits or other rights under the Amended Employment Agreement and any other such agreement which may arise as a result of actions contemplated or undertaken in connection with this Letter Amendment. For the avoidance of doubt, your severance benefits and other rights under the Amended Employment Agreement and any other such agreement will remain in effect in all respects other than as expressly addressed herein.

4.

With respect to the Existing Option to purchase 500,000 American Depository Shares representing ordinary shares of the Parent Company (the “Shares”), 200,000 Shares representing 40% of Shares subject to the Existing Option are currently vested. The unvested portion of the Existing Option shall be scheduled to vest as follows:

•

100,000 Shares, representing 20% of Shares subject to the Existing Option, that are scheduled to vest on September 24, 2021 (the “September 2021 Option Tranche”) will instead be scheduled to vest in accordance with the following schedule:

•	25,000 Shares, representing 25% of Shares subject to the September 2021 Option Tranche, will be scheduled to vest on September 24, 2021, and

•	the remaining 75,000 Shares, representing 75% of the Shares subject to the September 2021 Option Tranche, will be scheduled to vest on March 24, 2022;

•	100,000 Shares, representing 20% of Shares subject to the Existing Option, that are scheduled to vest on September 24, 2022 will instead be scheduled to vest on March 24, 2023; and

•	100,000 Shares, representing 20% of Shares subject to the Existing Option, that are scheduled to vest on September 24, 2023 will instead be scheduled to vest on March 24, 2024.

Except as modified by this paragraph 4, the Existing Option will continue to be subject to the terms and conditions of the Option Agreement and the Plan, and any other restrictions and limitations generally applicable to the equity of the Parent Company, equity awards held by Company executives or otherwise imposed by law.

5.

With respect to the Existing Restricted Stock Award, 80,000 Shares representing 40% of the Shares subject to the Existing Restricted Stock Award are currently vested. The unvested portion of the Existing Restricted Stock Award shall be scheduled to vest as follows:

•

40,000 Shares, representing 20% of Shares subject to the Existing Restricted Stock Award, that are scheduled to vest on September 24, 2021 (the “September 2021 RS Tranche”) will instead be scheduled to vest in accordance with the following schedule:

•	20,000 Shares, representing 50% of the Shares subject to the September 2021 RS Tranche, will be scheduled to vest on September 24, 2021, and

•	the remaining 20,000 Shares, representing 50% of the Shares subject to the September 2021 RS Tranche, will be scheduled to vest on March 24, 2022;

•	40,000 Shares, representing 20% of Shares subject to the Existing Restricted Stock Award, that are scheduled to vest on September 24, 2022 will instead be scheduled to vest on March 24, 2023; and

•	40,000 Shares, representing 20% of Shares subject to the Existing Restricted Stock Award, that are scheduled to vest on September 24, 2023 will instead be scheduled to vest on March 24, 2024.

Except as modified by this paragraph 5, the Existing Restricted Stock Award will continue to be subject to the terms and conditions of the Restricted Stock Agreement and the Plan, and any other restrictions and limitations generally applicable to the equity of the Parent Company, equity awards held by Company executives or otherwise imposed by law.

6.

You agree that you have no rights or claims to any additional stock options, restricted stock or other equity incentive awards other than the Existing Option and the Existing Restricted Stock Award. Notwithstanding the foregoing, you will be eligible to receive new equity incentive awards in the future if and when approved by the Board of Directors of the Parent Company and subject to your continued employment with the Company at the time such awards are granted.

7.	Except as expressly modified herein, the Amended Employment Agreement, and all of its terms and provisions, shall remain in full force and effect.

8.

This Letter Amendment embodies the entire agreement between the parties with respect to amending the Amended Employment Agreement and supersedes all prior communications, agreements and understandings, whether written or oral, with respect to the same.

9.	This Letter Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

10.	This Letter Amendment may be amended or modified only by a written instrument signed by you and by an expressly authorized representative of the Company.

11.

This Letter Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

Please acknowledge your agreement with the terms and conditions of this Letter Amendment by signing and returning the enclosed copy of this Letter Amendment to the undersigned, whereupon this Letter Amendment will become a binding agreement between us.

Sincerely,

Zai Lab (US) LLC

By:	/s/ Samantha Du
Name:	Samantha Du
Title:	CEO and Chairperson

Accepted and agreed:

Signature:	/s/ Tao Fu
Tao Fu

Date: May 7, 2021

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